Exhibit 99.2

MOLINA HEALTHCARE

Moderator: Juan Jose Orellana

05-12-04/7:00 am PDT

Confirmation # 21189862

Operator

Welcome to the Molina Healthcare first-quarter results conference call. During the presentation, all participants will be in a listen only mode. Afterwards, we will conduct a question-and-answer session. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded Wednesday May 12, 2004. I’d now like to turn the conference over to Mr. Juan Jose Orellana in Investor Relations.

Juan Jose Orellana—Molina Healthcare, Inc.—IR

Good morning, everyone, and thank you for joining our call. With me today are Dr. Mario Molina, our Company’s President and Chief Executive Officer, and John Molina, our Chief Financial Officer. We will begin with Dr. Molina and John providing an overview of Molina’s results for the quarter and then we will open the call for your questions. If anyone has not seen our earnings press release, it is available on our company website in the investor’s tab.

As we begin our call, I would like also to remind you that the Company from time to time may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management, and are subject to various risks and uncertainties that may cause actual results to differ materially from management’s current expectations.

Such factors include the Company’s third-party contracts; the Company’s ability to accurately predict and effectively manage health benefits and other operating expenses; competition; changes in health care practices; changes in federal or state laws or regulations or the interpretation thereof; reduction in provider payments by governmental payers; obtaining the necessary regulatory approvals for the Company’s acquisitions; issues related to the integration of the Company’s acquisitions; and other risks as detailed from time to time in the Company’s reports and filings with the Securities and Exchange Commission. All forward-looking statements in this call represent the Company’s judgment as of today’s date. The Company disclaims, however, any intent or obligation to update its forward-looking statements. I would now like to turn the call over to Molina’s Chief Executive Officer, Dr. Mario Molina.

Dr. Mario Molina—Molina Healthcare, Inc.—President, CEO

Thank you, Juan Jose, and good morning everyone. I’m pleased to report that Molina continues to build on the momentum experienced in 2003 with another positive quarter. But before discussing the details of the quarter, I would like to highlight some recent achievements that further enhance our competitive position and lay down a strong foundation for the Company in the long run, these being our two acquisitions and our follow-on offering.

On February 3rd, the Company announced that it had signed a definitive agreement to acquire Health Care Horizons, the parent company of Albuquerque, New Mexico-based Cimarron Health Plan, for approximately $69 million, subject to adjustments. As part of this pending agreement, Molina will acquire approximately 38,000 commercial members and 66,000 Medicaid members.

Today, we announced our execution of a definitive agreement to transfer the commercial membership of Cimarron to Lovelace Sandia Health Systems. The consideration for the transfer of the commercial member contracts is $22 million in cash, subject to certain adjustments pertaining to the final membership transfer. The transfer of the membership is expected to begin upon receiving the pending customary state approval. Based in Albuquerque, New Mexico, Lovelace Sandia is a subsidiary of Ardent Health Systems, a nationally-recognized health-care organization, and has grown to become one of the regions largest health-care organizations. We are confident Lovelace Sandia is well-positioned to serve these patients health-care and health insurance needs.

We estimate the acquisition to result in approximately 5 to 7 cents in accretion to earnings per share in the second half of 2004, and 14 to 18 cents of accretion on an annualized basis after integration. When taking into account the additional share count resulting from the follow-on offering, it is expected these accretion numbers would be impacted by approximately 1 cent per share, offset by the sale of the commercial membership, resulting in 2 cents positive this year and 4 cents positive next year. This translates into a 4 to 6 cents in accretion earnings per share in the second half of 2004, and 12 to 16 cents of accretion on an annualized basis after integration.

This transaction speaks to the positive progress of our integration efforts for the New Mexico operation. The transfer of the commercial membership confirms our commitment to the Medicaid program and enables us to focus on what we do best. In addition, the agreement with Lovelace Sandia further confirms Molina’s flexibility and depth for taking on commercial membership as part of a transaction. These qualities provide our Company with an additional edge in evaluating acquisition opportunities that may include commercial lines of business in addition to Medicaid.

In the first quarter, the company also announced our agreement to accept the transfer of approximately 66,000 new members from Premera Blue Cross in the state of Washington. We expect this acquisition to result in approximately 10 to 12 cents of accretion to our earnings per share for the second half of 2004, and 20 to 25 cents on an annualized basis after integration. Again, when taking into account the additional share count resulting from the follow-on offering, it is expected that these accretion numbers would be impacted by approximately 1 cent per share. This translates into 9 to 11 cents in accretion to earnings per share in the second half of

2004, and 18 to 23 cents of accretion on an annualized basis after integration.

We are happy to report that we received regulatory approval for this transaction, and are currently awaiting transfer of the membership. When complete, this acquisition will further solidify our market rank as the largest Medicaid health plan in the state of Washington. Our integration efforts for both the New Mexico and Washington acquisitions are progressing very positively, and based on this progress, we believe the transactions remain on-track, with closing targets in July 2004.

In March, Molina successfully completed a follow-on offering of 1.8 million shares of our common stock and an additional 1.1 million shares by selling stockholders. The latter includes the underwriter’s overallotment option of 375,000 shares, which was exercised following the transaction. The net proceeds to the Company from this offering were approximately $47 million, which we expect to use to pursue selective acquisitions, fund further internal growth, and for other general corporate purposes.

We are pleased with the results of the offering and its favorable impact on our business and to our shareholders. From a business perspective, the proceeds raised through this offering fortify our cash position and provide us flexibility for executing on our growth initiative of pursuing additional acquisitions. From a shareholder perspective, the offering added approximately 2.9 million shares for trading, providing additional access and liquidity in our securities.

The transaction also demonstrates an orderly reduction of family ownership. Furthermore, we have also taken steps to unwind related party transactions, such as the settlement of the split dollar life insurance.

Now I would like to return to our results for the current quarter. Yesterday, we reported net earnings for the quarter ended March 31st, 2004 of $11 million, or 43 cents per diluted share, compared to $8 million, or 40 cents, for the first quarter of 2003. This represents an increase in net earnings of 39 percent year-over-year. These results are in line with guidance we previously provided, which was in the range of 39 to 40 cents per diluted share. These results include an additional 3 cents per share from the settlement of the related party transaction previously mentioned.

Our earnings improvement continues to be fueled by enrollment growth and premium rate increases. Sequential enrollment grew by approximately 24,000 members in the first quarter. This represents growth of about 4 percent over the previous quarter. Washington and Michigan continue to lead enrollment growth by delivering strong gains in membership. In Washington, the membership increase was driven by the conversion of Snohomish County from a voluntary to a mandatory managed care County. This change became effective in March of 2004. In Michigan, membership growth was fueled by the completion of the preferred option program. Through this program, in certain counties where there is only one health plan option, patients that do not make a selection are automatically assigned to managed care.

California and Utah demonstrated small contractions in the first quarter. California continues to confront anticipated program changes that are affecting eligibility. For example, a systems migration by the state in the first quarter disrupted the state’s ability to process new members for the healthy families or SCHIP product. Additional growth and improvements in California are expected from anticipated state initiatives to open other counties to managed care. We are pleased that despite these setbacks, California enrollment has remained essentially flat.

The Utah health plan is expected to continue on a positive enrollment trajectory as result of the approval from the Utah State Department of Health to offer Medicaid services to residents in Box Elder and Rich Counties.

Excluding the state of Utah, premium rates increased in the first quarter of 2004, contributing an additional 7.7 million in premium revenue. California continues to exhibit a complex rate environment resulting in a downward pressure on rates. However, growth in premium rates in Washington and Michigan more than offset the declining rates in California. In Michigan, we anticipate a rate increase of 11 percent rate. If approved, this rate increase would become effective in October 2004. California experienced a slight decrease in premium rates of 1.8 percent, which became effective October 1st of 2003.

Medical care costs as a percentage of premium and other operating revenue declined in the first quarter of 2004 as compared to the first quarter of 2003. The Company continues to make great progress in managing medical costs. In Utah, for example, improved medical cost management led to the recognition of saving-sharing income. John will speak to this in greater detail during the financial discussion.

Although we are pleased with the improvements in this quarter, there is still much work to be done. As we enter the second quarter, we will continue with our efforts to further our geographic diversification. Within our existing markets, we will continue to focus on organic growth that can deliver enrollment gains, as those experienced by Washington and Michigan in this quarter.

We also plan to continue evaluating growth opportunities in new markets through acquisitions or startup initiatives. As we have stated in the past, our Company remains interested in evaluating opportunities to enter new markets where there is a sizable Medicaid population—greater than 250,000 beneficiaries, where there is a competitive provider and managed care environment, and where there’s a favorable regulatory environment.

I would like now to turn the call over to John, who will present the financial results.

John Molina—Molina Healthcare, Inc.—CFO

Thank you, Mario, and good morning, everyone. I would like to begin our discussion by focusing on our income statement. Premium revenues for the quarter ended March 31st, 2004 were 218 million, up 14 percent from 191 million in the same quarter a year ago. As Mario mentioned before, revenue growth was fueled by enrollment growth and premium increases. Enrollment as of March 31st, 2004 stood at 588,000 members, up 15 percent from 511,000 members a year ago. Excluding the state of Utah, premium rate increases delivered an additional 7.7 million in the quarter.

Premium revenue increases were affected by an $8 million decline in revenue in the state of Utah. As a reminder, our Utah contract was organized on a cost-plus basis, with built-in incentives for improvements in health-care cost to the state. Improved health-care cost management in Utah has lower premium revenue, but it has triggered the cost saving incentives to kick in, leading to the recognition during the first quarter of 2004 of $1 million in saving-sharing income. This figure is captured in the other operating revenue line of our consolidated income statement.

We continue to diversify our revenue base. As previously discussed, the first quarter of 2004 was a very active quarter for Molina in M&A activities. The combination of our organic membership growth and the membership gains resulting from the New Mexico acquisition have further diversified our revenue base geographically.

On December 31st, 2003, California enrollment comprised 45 percent of our total membership. When we account for the membership of the two pending transactions, California will comprise approximately 35 percent of total enrollment. Furthermore, upon the closing of the transactions, California will contribute approximately 20 percent to our annual revenue on a pro forma basis.

Other income for the quarter was comprised of a previously announced and anticipated pre-tax gain of 1.2 million, or 3 cents per share, recognized as the result of the termination of the split-dollar life insurance agreements between the Company and a related party.

Our medical care ratio for the first quarter of 2004 declined to 84.1 percent of revenue, as compared to our medical care ratio for the first quarter of 2003, which stood at 84.9 percent. We anticipate some relief in the pressure of inpatient costs in California as the termination of higher cost hospitals became effective in February of this year. In Washington, our health plan changed its relationship with a large provider group that was seeking alternative contracting arrangements. The health plan now has direct contacts with these providers, which has resulted in lower contracting costs.

Core SG&A expenses decreased to 6.6 percent of revenue in the first quarter of 2004 compared to 6.9 percent in the first quarter of 2003. SG&A expenses, including premium taxes which are directly related to member and capitation rates, stood at 7.9 percent of revenue in the first quarter of 2004 as compared to 7.7 percent of revenue for the quarter ended March 31, 2003.

Consistent with industry trends, days in claims payable continue to decrease. Our days in claims payable also decreased sequentially from 59 days at the end of the fourth quarter of 2003 to 53 days for the first quarter of 2004. Days in claims payable was affected by faster processing rates for all of our states and led to a 30 percent reduction in our claims inventory.

Net income for the quarter ended March 31, 2004 totaled $11 million, or 43 cents per diluted share, versus net income of $8 million, or 40 cents per diluted share, for the quarter ended March 31, 2003. This is a line with the guidance range we provided previously of 39 to 40 cents per share, and includes 3 cents per share from the related party transactions which I touched upon earlier.

As Mario discussed earlier, a follow-on offering of the Company shares was completed in the first quarter of 2004. The proceeds associated with that offering totaled $47 million and is captured in the financing section of our consolidated statement of cash flows. As a result of this transaction, the weighted average number of shares and potential dilutive shares outstanding increased to 25.9 million for the quarter ended March 31, 2004. These additional shares, however, were only outstanding for three of the 91 days in the quarter.

Finally, we would like to reaffirm the guidance which we gave during the first quarter of 2004. Prior to the acquisitions, which have yet to close, and which were discussed earlier today, we expect the following for the year ended 2004. Premium revenues to be in the range of 923 to $944 million. Net income to be in the range of 48 to $50 million. Enrollment growth will be in the range of 6 percent to 9 percent, exclusive of acquisitions. Medical care ratio will be in the range of 83.0 to 83.2 percent. SG&A will be in the range of 8.0 to 8.3 percent of total revenue. We will continue to use a 37.5 percent tax rate, which does not take into account any favorable tax credits we might receive from periods prior to 2004. All estimates assume weighted average dilutive shares outstanding of 27.5 million. Now I’d like to give it back to Mario to close out.

Dr. Mario Molina—Molina Healthcare, Inc.—President, CEO

Thank you, John. I’m very pleased with the way that we have been able to handle and execute our acquisition transactions. I want to recognize John Molina and Bob Gordon for the work that they have done on these transactions, as well as Mark Andrews and Jeff Barlow in the legal department for the hard work they have put into make these transitions move so smoothly.

Also, there are certain things that don’t show up in the financial statements that lead to the success of the Company. We put out a press release yesterday noting that Molina Healthcare of Washington received recognition as a winner of the Governor’s WorkFirst Business Appreciation Award for companies that demonstrate exemplary support of WorkFirst, the state’s welfare-to-work program. I want to congratulate Ann Koontz and the staff of the Washington Health Plan for their hard work in this effort. I think this exemplifies the Company’s commitment to the communities that we serve. And finally, I want to recognize Juan Jose Orellana for his patience and hard work in putting together these presentations. We will now take questions.

Exhibit 99.2

MOLINA HEALTHCARE

Moderator: J. Mario Molina

05-12-04/7:00 am PDT

QUESTION AND ANSWER

Operator

Greg Nersessian with Lehman Brothers. Please proceed with your question.

Greg Nersessian—Lehman Brothers—Analyst

Good morning. Just a couple of quick questions. The first was on the revenue guidance, which was unchanged. It sounded from your comments that the impact of the Utah arrangement was something that is likely to be sustainable going forward. So in terms of the guidance, are you looking to make up for the reduction in Utah revenue with the rates in other states or will there be some other sort of arrangement to offset that impact?

John Molina—Molina Healthcare, Inc.—CFO

We figured that in. That’s why we put the range in. Probably, all things being equal, with Utah revenue being lower, the revenue might be on the low end of the range. But I think what you’ve also seen is we’ve got pretty good growth in Washington and Michigan, which may partially offset that.

Greg Nersessian—Lehman Brothers—Analyst

So that’s already been factored into the range?

John Molina—Molina Healthcare, Inc.—CFO

Yes.

Greg Nersessian—Lehman Brothers—Analyst

The second question. Just on the cost components you provided—a very helpful breakout of the costs by the different components. And one of the things I noticed is that the provider—that the physician costs have been declining, while the hospital cost and the drug costs have been increasing over the last couple of quarters. Is that the function of a mix in terms of the geography, or is there — you made comments about the hospital cost arrangements potentially coming down. Could you just speak to that a little bit?

John Molina—Molina Healthcare, Inc.—CFO

Sure. Part of that is, as I mentioned, we changed some contracting arrangements in the state of Washington, which lowered the physician costs.

Greg Nersessian—Lehman Brothers—Analyst

Okay. In terms of the Michigan acquisitions that you made, does the larger percentage of SSI population in that state contribute at all to the higher drug and hospital costs there?

John Molina—Molina Healthcare, Inc.—CFO

Yes.

Greg Nersessian—Lehman Brothers—Analyst

Last question, just cash at the parent level.

John Molina—Molina Healthcare, Inc.—CFO

Cash at the parent level stood at 145 million at the end of the quarter. But remember, some of that will be earmarked for the New Mexico acquisition.

Greg Nersessian—Lehman Brothers—Analyst

Got it. Thank you.

Operator

Tom Carroll from Legg Mason.

Tom Carroll—Legg Mason—Analyst

Good morning. A couple quick questions, two different states. In Michigan, with the new bid invitation that came out from the state yesterday, what do you expect to do with the wellness plan that’s been in the news here lately?

Dr. Mario Molina—Molina Healthcare, Inc.—President, CEO

Well, Tom, as I think you know, we put in a bid for the wellness plan previously. We felt that it was a very strong and a very fair bid, without any contingencies. However, we will continue to explore and evaluate all the opportunities, regardless of the state.

Tom Carroll—Legg Mason—Analyst

Is it fair to assume that you could rebid that original offer again?

Dr. Mario Molina—Molina Healthcare, Inc.—President, CEO

There is a possibility that we could enter a rebid.

Tom Carroll—Legg Mason—Analyst

In California, I think the May revise is due out tomorrow; it’s in a press today. Any expectations as to how you think that will affect rates going forward in California, looking out at ‘05?

Dr. Mario Molina—Molina Healthcare, Inc.—President, CEO

You remember that fellow Carmac from the Tonight Show? I’m not Carmac, so I’m not going to speculate as to what’s going to be in the Governor’s budget. We will wait until tomorrow.

Tom Carroll—Legg Mason—Analyst

Fair enough. Thank you.

Operator

(OPERATOR INSTRUCTIONS) John Szabo from CIBC World Markets.

John Szabo—CIBC World Markets—Analyst

Good morning. Thank you. A quick question. I think I missed what the rates were in Washington. I think you had mentioned 11 percent in Michigan. What was it in Washington?

John Molina—Molina Healthcare, Inc.—CFO

John, effective January 1st of ‘04, it was about a 2 percent increase in Washington. And then because the state has a two-year budget, it looks like it will be about a 5 percent rate increase effective January of ‘05.

John Szabo—CIBC World Markets—Analyst

Okay. Just in looking at your PMPM revenue, it was actually down a little bit from the fourth quarter, and with Washington accounting for a higher percentage of membership. Was there something else going on in terms of rate, or was that maybe mix shift within the enrollment base?

Dr. Mario Molina—Molina Healthcare, Inc.—President, CEO

No, John. Primarily, that was due to the decrease in revenue related to Utah.

John Szabo—CIBC World Markets—Analyst

So there’s nothing else involved with that?

Dr. Mario Molina—Molina Healthcare, Inc.—President, CEO

That is correct.

John Szabo—CIBC World Markets—Analyst

And just to understand in Washington, should we expect to see some further follow-through with the membership growth, because that had come on in March in terms of the mandatory—the county. Or is that pretty much all you are going to get from that county from here?

John Molina—Molina Healthcare, Inc.—CFO

I think we are going to see continued growth in Washington—maybe not at the same pace. But our acquisition of Premera business led us to expand our networks in some of those additional counties, and that’s really a big key to organic growth in Washington, is the size of your network and how pleased they are with your performance.

John Szabo—CIBC World Markets—Analyst

Just one last question on New Mexico. Was that—the proceeds, was that about in line with what you had expected when you put this together?

Dr. Mario Molina—Molina Healthcare, Inc.—President, CEO

Actually, when we modeled it, John, we assumed nothing from the sale of the commercial business. It was $23 million more than we anticipated.

John Szabo—CIBC World Markets—Analyst

In terms of the impact, then, you are just assuming that goes into cash and you’re earning a rate of return on that?

John Molina—Molina Healthcare, Inc.—CFO

That is correct. We are also assuming that it would lower the effective purchase price, so the amount of the intangibles that we would write off would also go down.

John Szabo—CIBC World Markets—Analyst

Great. Thanks.

Operator

(OPERATOR INSTRUCTIONS) Joe France from Banc of America Securities.

Joe France—Banc of America Securities—Analyst

Thank you, John. Two quick questions. One just a follow-up on the medical claims payable, that they declined sequentially by $7 million. And you also talked about days in claims payable. Could you just give us a little bit more color on what happened in the quarter?

John Molina—Molina Healthcare, Inc.—CFO

I sure can, Joe. Really, it was related to a decrease in inventory. Our inventory at the end of December stood at 195,000 claims. We worked that down during the first quarter to under 140,000 claims. So it was a drop of, in real terms, 58,000 claims, or approximately 30 percent. That’s really what’s driving that number down. As Mario has said repeatedly, our goal is to pay our providers as fast as possible, and during the first quarter we added some staff to reach that goal.

Joe France—Banc of America Securities—Analyst

Can you tell how much the claims were worth, the reduction?

John Molina—Molina Healthcare, Inc.—CFO

I would say—hang on one second, Joe, (multiple speakers) got that number around here someplace. It was about 7 to $8 million.

Joe France—Banc of America Securities—Analyst

The second question related to the earlier follow-up to the earlier question on the wellness plan. You mentioned you had no contingencies—not even a timeline? Was there something besides time constraint that led to the abandonment of the transaction by AmeriGroup?

John Molina—Molina Healthcare, Inc.—CFO

We don’t know what led to the abandonment of AmeriGroup’s transaction trade. As Mario said, the offer that we put in had no contingencies other than Board approval.

Joe France—Banc of America Securities—Analyst

That’s fine. Thank you very much.

Operator

Ed Kroll of SG Cowen.

Ed Kroll—SG Cowen Securities—Analyst

Good morning. Can you hear me?

John Molina—Molina Healthcare, Inc.—CFO

Sure can, Ed.

Ed Kroll—SG Cowen Securities—Analyst

A couple of questions. On the cash flow that you generated for the quarter, that was pretty strong. I’m just wondering seasonally, would you characterize Q1 as a strong quarter, weak quarter? Just trying to get a gauge for what the full year operating cash flow generation would be in 2004.

John Molina—Molina Healthcare, Inc.—CFO

Although, as you said, it was strong, I think relatively speaking it was not quite what we wanted. We had a delay in one of our payments in the state of California, so our California AR didn’t decrease as much as we would have liked. We did collect that, I believe it was the first week of April. But that just shows you what the timing of one week can do to the cash flow.

Ed Kroll—SG Cowen Securities—Analyst

What was the dollar amount on that California payment?

John Molina—Molina Healthcare, Inc.—CFO

Hang on, I’m checking. $10 million.

Ed Kroll—SG Cowen Securities—Analyst

So the run rate is significantly higher. Even though this quarter looks, at least to me, like a pretty good cash flow quarter, it could have been a lot stronger if not for that California timing issue?

John Molina—Molina Healthcare, Inc.—CFO

Yes.

Ed Kroll—SG Cowen Securities—Analyst

Thanks for that. And then on the days, the inventory reduction, was that skewed, let’s say, towards Michigan because you did two acquisitions in Michigan last year later in the year?

John Molina—Molina Healthcare, Inc.—CFO

No, it was actually the Washington and the Utah plan which had the largest decreases.

Ed Kroll—SG Cowen Securities—Analyst

What should we be thinking of going forward in terms of the days of medical claims payable? Where do think you will wind up by the end of the year?

John Molina—Molina Healthcare, Inc.—CFO

I would say it’s probably flat—it may be down a little bit, just as we continue to improve the claims processing. But you’re not going to see a drop of this level for the rest of the year.

Ed Kroll—SG Cowen Securities—Analyst

All righty. Finally, you updated the anticipated accretion, EPS accretion on the two pending acquisitions for the follow-on offering. Mario may have said this—you just clarify. Does that also—the new accretion guidance, does that also take into account the sale of the commercial lives in New Mexico?

John Molina—Molina Healthcare, Inc.—CFO

It does. We expect that the sale of the commercial lives will add 2 to 4 cents, and then you also have to offset that by the additional share count, which would reduce it by—I believe it was a penny.

Ed Kroll—SG Cowen Securities—Analyst

Got it. Thanks very much.

Operator

There appear to be no further questions at this time.

John Molina—Molina Healthcare, Inc.—CFO

Thank you, everyone, for joining us and we will sign off.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.